Dynavax Technologies

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

Dynavax and AstraZeneca agree to conduct toxicology studies

for TLR-9 Agonist for Asthma

$2.6 Million Payment from AstraZeneca Due to Dynavax

Berkeley, CA - December 21, 2011 - Dynavax Technologies Corporation (NASDAQ: DVAX) and AstraZeneca announced today their decision to advance AZD1419, a proprietary second-generation TLR-9 agonist for asthma, into IND-enabling preclinical toxicology studies. These toxicology studies are scheduled to be the first module of work performed by Dynavax under the recently amended collaboration agreement for the clinical development of AZD1419. Development expenses will be fully funded by AstraZeneca, and Dynavax will receive payment of $2.6 million to begin the studies.

About AZD1419

AZD1419 has been selected as the lead clinical candidate to enter formal clinical development based on extensive preclinical studies conducted by Dynavax and AstraZeneca. These include demonstration that AZD1419 is capable of producing long lasting disease-modifying effects in a mouse model of atopic asthma. Under the terms of the amended 2006 research collaboration and license agreement, AstraZeneca will provide to Dynavax approximately $20 million in payments to cover the cost of clinical development activities through Phase 2a. If AstraZeneca chooses to advance the program following completion of Phase 2a, Dynavax will receive a $20 million milestone payment, and AstraZeneca will retain its rights to develop the candidate therapy and to commercialize the resulting asthma product. Additional remaining milestone payments to Dynavax amount to nearly $100 million. Dynavax will receive royalties on worldwide sales of approved products and will have the opportunity to co-promote the product in the United States.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV™, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

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Forward Looking Statements

This press release contains "forward-looking statements," including statements related to expected payments under our AstraZeneca agreement and the potential features of the Company's TLR-9 agonists. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether results of completed studies can be replicated in human studies, difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our AstraZeneca agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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